UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 1, 2007 (October 1, 2007)

CONMED HEALTHCARE MANAGEMENT, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-27554	42-1297992
(Commission File Number)	(I.R.S. Employer Identification Number)

9375 Chesapeake Street
Suite 203
La Plata, MD 20646
(Address of Principal Executive Offices, including Zip Code)

(301) 609-8460
(Registrant’s Telephone Number, including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01.  Other Events.

Conmed Healthcare Management, Inc., a Delaware corporation (“Conmed” or the “Company”), announced the execution of a 33 month medical services agreement (the “Agreement”) with Wicomico County, Maryland, generating approximately $95,000 per month, or approximately $10 million in total revenue over the full contract period (including renewals which are at the option of the County) of 8 years and 9 months. This Agreement covers an initial period from October 1, 2007 to June 30, 2010 and is renewable thereafter for six years in three two-year increments.

Under terms of the Agreement, Conmed will provide physician, nursing as well as associated specialty health care services plus additional related administrative support. Annual revenue payable to Conmed under the Agreement is also subject to potential annual price increases of the lower of 5% or the consumer price index, subject to the approval of Wicomico County. The Company will grant Wicomico County a credit, adjustable quarterly, for any staff position required by the Agreement which remains vacant for 30 days or more.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Set forth below is a list of Exhibits included as part of this Current Report:

99.1	Press release dated October 1, 2007

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company’s plans, objectives, expectations and intentions; and (ii) other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control), including, without limitation, the Company’s ability to increase prices and revenue and continue to obtain contract renewals and extensions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONMED HEALTHCARE MANAGEMENT, INC.

Date: October 1, 2007	By:	/s/ Richard Turner
Richard Turner
President and Chief Executive Officer